Consent of Independent Registered Public Accounting Firm
The Board of Directors
Outerwall Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-174638, 333-178323, 333-30985, 333-89975, 333-63108, 333-98297, 333-100870, 333-120547, 333-127293 and 333-147087) on Form S-8 and registration statements (Nos. 333-123326, 333-130000, 333-155691, 333-157552, 333-157553, 333-161523, and 333-183514) on Form S-3 of Outerwall Inc. of our report dated February 8, 2013, except as to Notes 2, 3, 4, 6 and 20, which are as of September 6, 2013, with respect to the consolidated balance sheets of Outerwall Inc. as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K of Outerwall Inc. dated September 6, 2013.
/s/ KPMG LLP
Seattle, Washington
September 6, 2013